Exhibit 99.1

STATER BROS. HOLDINGS INC. SALES INCREASES

IN THE SECOND QUARTER OF 2012

SAN BERNARDINO, CALIFORNIA (May 8, 2012)- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and twenty-six week periods ended March 25, 2012.

The Company’s consolidated sales in the thirteen weeks ended March 25, 2012 were $937.7 million up $24.3 million or 2.66% from the thirteen weeks ended March 27, 2011 consolidated sales of $913.4 million.

The Company’s twenty-six weeks ended March 25, 2012 sales were $1.9 billion up $86.0 million or 4.74% from the twenty-six week prior year sales of $1.8 billion.

Like store sales increased 2.66% for the thirteen weeks ended March 25, 2012 and 4.74% for the twenty-six weeks of fiscal 2012 compared to the same periods of the prior year.

The Company reported net income for the second quarter ended March 25, 2012 of $16.4 million compared to net income of $9.3 million for second quarter of the prior year. Net income for the twenty-six week period of fiscal 2012 was $25.4 million compared to $12.2 million for the twenty-six week period of fiscal 2011.

For the twenty-six week period of fiscal 2012, the Company incurred $9.9 million less in interest expense compared to the same period of the prior year. The Company’s reduction in interest expense is due primarily to the pay down of approximately $125.0 million of debt and to the refinancing of much of the remaining outstanding debt to a lower interest rate in the first quarter of fiscal 2011.

Brown said, “During these tough economic times, we made a conscious marketing decision to help our ‘Valued Customers’ by continuing to provide them with low prices, quality and value on each of their visits to their Stater Bros. Market. By keeping our prices low, our quality high and providing our customers great customer service, we have retained our valued customers and have grown customer counts even though the economy in our marketing area continues to be challenged. We continue our company wide expense reduction programs.

Our refinancing of a significant portion of our debt in the first quarter of fiscal 2011, which allowed us to reduce interest expense, has made it possible for us to use these savings to help ease our customers’ financial burden by keeping our prices low even as inflation has increased the cost of many of the items we sell. Our customers have responded by continuing to shop at their local Stater Bros. Market.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2011 of $3.7 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.

STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 76 YEARS

STATER BROS. HOLDINGS INC.

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	09/25/11	03/25/12
Assets
Current assets
Cash and cash equivalents	$235,784	$215,918
Restricted cash	3,121	—
Receivables, net	32,166	35,332
Inventories	231,121	231,773
Other	43,299	46,006

Total current assets	545,491	529,029

Property and equipment, net	625,423	618,564

Deferred debt issuance costs, net	10,690	9,559
Other	51,163	50,805

Total assets	$1,232,767	$1,207,957

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$141,030	$139,510
Accrued expenses and other liabilities	164,527	162,584
Current portion of long-term debt	39,905	11,981

Total current liabilities	345,462	314,075

Long-term debt, less current portion	642,577	637,690
Capital lease obligations, less current portion	1,099	1,651
Other long-term liabilities	162,865	162,104

Total stockholder’s equity	80,764	92,437

Total liabilities and stockholder’s equity	$1,232,767	$1,207,957

STATER BROS. HOLDINGS INC.

Condensed Consolidated Statements of Income

(In thousands)

Unaudited

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	03/27/11	03/25/12	03/27/11	03/25/12
Sales	$913,397	$937,663	$1,812,434	$1,898,387

Gross profit	245,137	260,686	483,910	520,367

Operating expenses:
Selling, general and administrative expenses	204,990	209,829	405,846	431,700
Depreciation and amortization	12,071	11,371	24,515	22,783

Total operating expenses	217,061	221,200	430,361	454,483

Operating profit	28,076	39,486	53,549	65,884

Interest income	216	28	475	64
Interest expense	(12,637)	(11,735)	(33,610)	(23,684)
Other income (expenses), net	2	(27)	(90)	612

Income before income taxes	15,657	27,752	20,324	42,876

Income taxes	6,309	11,319	8,135	17,433

Net income	$9,348	$16,433	$12,189	$25,443